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                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Pen Holdings, Inc. of our report dated February 20, 1998, except as to the third paragraph of Note 17 which is as of October 1, 1998, relating to the financial statements of Pen Holdings, Inc. which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Consolidated Financial Data."



PricewaterhouseCoopers LLP
Nashville, Tennessee
October 27, 1998